EX-99.(g)(3)

FORM OF

SUB-ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of the 6th day of March, 2009 (“Effective Date”), by and among ABERDEEN GLOBAL INCOME FUND, INC. (the “Fund”), a Maryland corporation, ABERDEEN ASSET MANAGEMENT ASIA LIMITED (the “Manager”) a Singapore corporation registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and ABERDEEN ASSET MANAGEMENT INVESTMENT SERVICES LIMITED, a United Kingdom corporation (the “Sub-Adviser”), and also registered under the Advisers Act.

WITNESSETH:

WHEREAS, the Fund is registered with the U.S. Securities and Exchange Commission (the “SEC”) as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Manager has, pursuant to an Investment Management Agreement with the Fund dated as of the 7th day of June, 2006 (the “IMA”), been retained to act as investment manager of the Fund;

WHEREAS, the Sub-Adviser represents that it is willing and possesses legal authority to render such services subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Fund and the Manager each represent that the IMA permits the Manager to, at its expense, employ, consult, or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under the IMA, subject to the requirements of the 1940 Act; and

WHEREAS, the Manager desires to retain the Sub-Adviser to assist it in the provision of a continuous investment program for that portion of the Fund’s assets that the Manager will assign to the Sub-Adviser, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Sub-Advisory Agreement,

NOW, THEREFORE, the parties do mutually agree and promise as follows with respect to the Fund:

1.                                       Appointment as Sub-Adviser.  The Manager hereby appoints the Sub-Adviser to act as sub-adviser to the Fund to manage that portion or all of the assets of the Fund that the Manager from time to time upon reasonable prior notice allocates to, and puts under the control of, the Sub-Adviser (the “Sub-Adviser Assets”) subject to the supervision of the Manager and the Board of Directors of the Fund and subject to the terms of this Agreement; and the Sub-Adviser hereby accepts such appointment.  In such capacity, the Sub-Adviser shall be responsible for the investment management of the Sub-Adviser Assets.  It is recognized that the Sub-Adviser and certain of its affiliates now act, and that from time to time hereafter may act, as investment adviser to one or more other investment companies and to fiduciary or other managed accounts and that the Manager and the Fund cannot object to such activities.

2.                                       Duties of Sub-Adviser.

(a)                                  Sub-Advisory Services.  The Sub-Adviser is hereby authorized and directed and hereby agrees, subject to the stated investment objective, policies, limitations and restrictions of the Fund as set forth in the Fund’s prospectus and statement of additional information as currently in effect and as supplemented or amended from time to time (collectively referred to hereinafter as the “Registration Statement”) and shareholder reports and subject to the directions of the Manager and the Fund’s Board of Directors, to monitor on a continuous basis the performance of the Sub-Adviser Assets and to conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Adviser Assets. The Manager agrees to provide the Sub-Adviser with such assistance as may be reasonably requested by the Sub-Adviser in connection with the Sub-Adviser’s activities under this Agreement, including, without limitation, providing information concerning the Fund, its funds available, or to become available, for investment and generally as to the conditions of the Fund or the Fund’s affairs.

(b)                                 Compliance with Applicable Laws, Governing Documents and Fund Compliance Procedures.  In the performance of its services under this Agreement, the Sub-Adviser shall act in conformity with: (i) the Fund’s Registration Statement and investment objective, policies, limitations and restrictions; (ii) the Fund’s Articles of Incorporation and By-Laws as currently in effect and, as soon as practical after the Fund or the Manager notifies the Sub-Adviser thereof, as supplemented, amended and/or restated from time to time (referred to hereinafter as the “Articles” and “By-Laws,” respectively); (iii) the policies and procedures for compliance by the Fund with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Adviser (together, the “Fund Compliance Procedures”); and (iv) with the instructions and directions received in writing from the Manager or the Directors of the Fund.  The Sub-Adviser in performing its services under this Agreement will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations. Without limiting the preceding sentence, the Manager promptly shall notify the Sub-Adviser as to any act or omission of the Sub-Adviser hereunder that the Manager reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with any of the Fund’s Articles and By-Laws, the Registration Statement and Fund Compliance Procedures, the instructions and directions received in writing from the Manager or the Directors of the Fund or the 1940 Act, the Code, and all other applicable federal and state laws and regulations. Notwithstanding the foregoing, the Manager shall remain responsible for ensuring the Fund’s overall compliance with the 1940 Act, the Code and all other applicable federal and state laws and regulations and the Sub-Adviser is only obligated to comply with this subsection (b) with respect to the Sub-Adviser Assets. The Manager will promptly provide the Sub-Adviser with a copy of the minutes of the meetings or resolutions of the Board of Directors of the Fund to the extent they may affect the Fund or the services of the Sub-Adviser, copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information which the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

Quarterly and annual tax compliance tests are performed to ensure that the Fund is in compliance with Subchapter M and Section 817(h) of the Code.  In connection with such compliance tests, the Manager shall inform the Sub-Adviser at least ten (10) business days prior to a calendar quarter end if the Sub-Adviser Assets are out of compliance with the diversification requirements under either Subchapter M or Section 817(h).  If the Manager notifies the Sub-Adviser that the Sub-Adviser Assets are not in compliance with such requirements noted above, the Sub-Adviser will take prompt action to bring the Sub-Adviser Assets back into compliance within the time permitted under the Code thereunder.

The Manager will provide the Sub-Adviser with reasonable advance notice of any change in the Fund’s investment objectives, policies, limitations and restrictions, and the Sub-Adviser shall, in the performance of its duties and obligations under this Agreement, manage the Sub-Adviser Assets consistent with such changes, as soon as practical after the Fund or the Manager notifies the Sub-Adviser thereof and provided that the Sub-Adviser has received prompt notice of the effectiveness of such changes from the Fund or the Manager. In addition to such notice, the Manager shall provide to the Sub-Adviser a copy of the document(s) reflecting such changes.  The Manager acknowledges that the Fund will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and that the Sub-Adviser shall have no liability in connection therewith, except as to the accuracy of material information furnished in writing by the Sub-Adviser to the Fund or to the Manager specifically for inclusion in such materials.  The Sub-Adviser hereby agrees to provide to the Manager in a timely manner such information relating to the Sub-Adviser and its relationship to, and actions for, the Fund as may be required by the Fund or the Manager.

In order to assist the Fund and the Fund’s Chief Compliance Officer (the “Fund CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Adviser shall provide to the Fund CCO:  (i) direct access to the Sub-Adviser’s chief compliance officer (the “Sub-Adviser CCO”), as reasonably requested by the Fund CCO; (ii) quarterly reports confirming that the Sub-Adviser has complied with the Fund Compliance Procedures in managing the Sub-Adviser Assets; and (iii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Fund Compliance Procedures that related to the Sub-Adviser’s management of the Sub-Adviser Assets. In addition, the Sub-Adviser will provide sub-certifications, upon request, with respect to Forms N-CSR and N-Q filings for the Fund.

(c)                                  Sub-Adviser Compliance Policies and Procedures.  The Sub-Adviser shall promptly provide the Fund CCO with copies of:  (i) the Sub-Adviser’s policies and procedures for compliance by the Sub-Adviser with the Federal Securities Laws (together, the “Sub-Adviser Compliance Procedures”), and (ii) any material changes to the Sub-Adviser Compliance Procedures.  The Sub-Adviser shall cooperate fully with the Fund CCO so as to facilitate the Fund CCO’s performance of the Fund CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Fund’s Board of Directors on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Fund CCO any Material Compliance Matter arising under the Sub-Adviser Compliance Procedures involving the Sub-Adviser Assets.  The Sub-Adviser shall provide to the Fund CCO:  (i) quarterly reports confirming the Sub-Adviser’s compliance with the Sub-Adviser Compliance Procedures in managing the Sub-Adviser Assets, and (ii) certifications that there were no Material Compliance Matters involving the Sub-Adviser that arose under the Sub-Adviser Compliance Procedures that affected the Sub-Adviser Assets.  At least annually, the Sub-Adviser shall provide a certification to the Fund CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Adviser with the Federal Securities Laws.

(d)                                 Voting of Proxies.  The Manager hereby delegates to the Sub-Adviser the Manager’s discretionary authority to exercise voting rights with respect to the securities and other investments in the Sub-Adviser Assets and authorizes the Sub-Adviser to delegate further such discretionary authority to a designee identified in a notice given to the Fund and the Manager.  The Sub-Adviser, including without limitation its designee, shall have the power to vote, either in person or by proxy, all securities in which the Sub-Adviser Assets may be invested from time to time, and shall not be required to seek or take instructions from, the Manager or the Fund or take any action with respect thereto.  If both the Sub-Adviser and another entity managing assets of the Fund have invested the Fund’s assets in the same security, the Sub-Adviser and such other entity will each have the power to vote its pro rata share of the Fund’s security.

The Sub-Adviser has established a written procedure for proxy voting in compliance with current applicable rules and regulations, including but not limited to Rule 30b1-4 under the 1940 Act.  The Sub-Adviser has provided the Manager a copy of such procedure and has established a process for the timely distribution of the Sub-Adviser’s voting record with respect to the Fund’s securities and other information necessary for the Fund to complete information Form N-PX under the 1940 Act, Form N-Q under the 1940 Act, and Form N-CSR under the 1940 Act, respectively.

(e)                                  Agent.  Subject to any other written instructions of the Manager or the Fund, the Sub-Adviser is hereby appointed the Manager’s and the Fund’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Adviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Adviser Assets.  The Sub-Adviser agrees to provide the Manager and the Fund with copies of any such agreements executed on behalf of the Manager or the Fund.

(f)                                    Brokerage.  The Sub-Adviser is authorized, subject to the supervision of the Manager and the plenary authority of the Fund’s Board of Directors, to establish and maintain accounts on behalf of the Fund with, and place orders for the investment and reinvestment, including without limitation purchase and sale of the Sub-Adviser Assets with or through, such persons, brokers (including, to the extent permitted by applicable law, any broker affiliated with the Sub-Adviser) or dealers (collectively “Brokers”) as the Sub-Adviser may elect and negotiate commissions to be paid on such transactions.  The Sub-Adviser, however, is not required to obtain the consent of the Manager or the Fund’s Board of Directors prior to establishing any such brokerage account.  The Sub-Adviser shall place all orders for the purchase and sale of portfolio investments for the Fund’s account with Brokers selected by the Sub-Adviser.  In the selection of such Brokers and the placing of such orders, the Sub-Adviser shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below.  In using its reasonable efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the Broker involved, and the quality of service rendered by the Broker in other transactions. Notwithstanding the foregoing, neither the Fund nor the Manager shall instruct the Sub-Adviser to place orders with any particular Broker(s) with respect to the Sub-Adviser Assets. Subject to such policies as the Directors may determine, or as may be mutually agreed to by the Manager and the Sub-Adviser, the Sub-Adviser is authorized but not obligated to cause, and shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused, the Fund to pay a Broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”)) to the Sub-Adviser an amount of commission for effecting a Sub-Adviser Assets’ investment transaction that is in excess of the amount of commission that another Broker would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such Broker viewed in terms of either that particular transaction or the overall responsibility of the Sub-Adviser with respect to the accounts as to which it exercises investment discretion and that the total commissions paid by the Fund with respect to Sub-Adviser Assets will be reasonable in relation to the benefits to the Fund in the long term.

It is recognized that the services provided by such Brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients.  On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Fund with respect to the Sub-Adviser Assets as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, and subject to any applicable procedures adopted by the Board of Directors, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to such other clients.  It is recognized that in some cases, this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for, or disposed of by, the Fund with respect to the Sub-Adviser Assets.

(g)                                 Securities Transactions. The Sub-Adviser and any affiliated person of the Sub-Adviser will not purchase securities or other instruments from or sell securities or other instruments to the Fund; provided, however, the Sub-Adviser or any affiliated person of the Sub-Adviser may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is permissible under applicable laws and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder.

The Sub-Adviser acknowledges that the Manager and the Fund may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Adviser hereby agrees that it shall not consult with any other subadviser to the Fund with respect to transactions in securities for the Sub-Adviser Assets or any other transactions of Fund assets.

The Sub-Adviser, on its own behalf and with respect to its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act), agrees to observe and comply with Rule 17j-1 and its Code of Ethics (which shall comply in all material respects with Rule 17j-1), as the same may be amended from time to time.  Every quarter, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which may include either (i) certifying to the Manager that the Sub-Adviser and its Access Persons have complied with the Sub-Adviser’s Code of Ethics with respect to the Sub-Adviser Assets or (ii) identifying any violations which have occurred with respect to the Sub-Adviser Assets.  The Sub-Adviser will have also submitted its Code of Ethics for its initial approval by the Board of Directors no later than the date of execution of this agreement and subsequently within six months of any material change thereto.

(h)                                 Books and Records.  The Sub-Adviser shall maintain separate detailed records as are required by applicable laws and regulations of all matters hereunder pertaining to the Sub-Adviser Assets (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities transactions.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records which it maintains for the Fund upon request by the Fund (except that the Sub-Adviser, at its own expense, is entitled to make and keep a copy of the Fund’s Records for its internal files). The Fund’s Records shall be available to the Manager or the Fund at any time upon reasonable request during normal business hours and shall be available for telecopying promptly to the Manager during any day that the Fund is open for business as set forth in the Registration Statement.

(i)                                     Information Concerning Sub-Adviser Assets and Sub-Adviser.  From time to time as the Manager or the Fund reasonably may request in good faith, the Sub-Adviser will furnish the requesting party reports on portfolio transactions and reports on the Sub-Adviser Assets, all in such reasonable detail as the parties may reasonably agree in good faith.  The Sub-Adviser will also inform the Manager prior to any such change of material changes in portfolio managers responsible for Sub-Adviser Assets, any changes in the ownership or management of the Sub-Adviser, or of material changes in the control of the Sub-Adviser.  Upon the Fund’s or the Manager’s reasonable request, the Sub-

Adviser will make available its officers and employees to meet with the Fund’s Board of Directors to review the Sub-Adviser Assets via telephone on a quarterly basis and on a less frequent basis as agreed upon by the parties in person.

Subject to the other provisions of this Agreement, the Sub-Adviser will also provide such information or perform such additional acts with respect to the Sub-Adviser Assets as are reasonably required for the Fund or the Manager to comply with their respective obligations under applicable laws, including without limitation, the Code, the 1940 Act, the Advisers Act, and the Securities Act of 1933, as amended, and any rule or regulation thereunder.

(j)                                     Custody Arrangements.  The Fund or the Manager shall notify the Sub-Adviser of the identities of its custodian banks and the custody arrangements therewith with respect to the Sub-Adviser Assets and shall give the Sub-Adviser written notice of any changes in such custodian banks or custody arrangements.  The Sub-Adviser shall on each business day provide the Manager and the Fund’s custodian such information as the Manager and the Fund’s custodian may reasonably request in good faith relating to all transactions concerning the Sub-Adviser Assets. The Fund shall instruct its custodian banks to (A) carry out all investment instructions as may be directed by the Sub-Adviser with respect to the Sub-Adviser Assets (which instructions may be orally given if confirmed in writing); and (B) provide the Sub-Adviser with all operational information necessary for the Sub-Adviser to trade the Sub-Adviser Assets on behalf of the Fund.   The Sub-Adviser shall have no liability for the acts or omissions of the authorized custodian(s), unless such act or omission is required by and taken in reliance upon instructions given to the authorized custodian(s) by a representative of the Sub-Adviser properly authorized (pursuant to written instruction by the Manager) to give such instructions.

(k)                                  Valuation of Sub-Adviser Assets.  The Sub-Adviser agrees to monitor the Sub-Adviser Assets and to notify the Manager or its designee on any day that the Sub-Adviser determines that a significant event has occurred with respect to one or more securities held in the Sub-Adviser Assets.  As requested by the Manager or the Fund’s Valuation Committee, the Sub-Adviser hereby agrees to provide additional assistance to the Valuation Committee of the Fund, the Manager and the Fund’s pricing agents in valuing Sub-Adviser Assets held in the portfolio.  Such assistance may include fair value pricing of portfolio securities, as requested by the Manager.  The Sub-Adviser agrees that it will act, at all times, in accordance with the Fund’s Valuation Procedures, and will provide such certifications or sub-certifications relating to its compliance with the Fund’s Valuation Procedures as reasonably may be requested, from time to time, by the Manager or the Fund.  The Sub-Adviser agrees that it will regularly reconcile its portfolio holdings list for the Fund against the portfolio holdings list provided by the Fund’s service providers and alert the Manager in the event that the Sub-Adviser’s list does not match the list provided by the Fund’s service providers.

The Sub-Adviser also will provide such information or perform such additional acts as are customarily performed by a Sub-Adviser and may be required for a Fund or the Manager to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act, and any rule or regulation thereunder.

3.                                       Independent Contractor.  In the performance of its services hereunder, the Sub-Adviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Fund or the Manager in any way or otherwise be deemed an agent of the Fund, the Fund or the Manager.

4.                                       Expenses.  During the term of this Agreement, the Sub-Adviser will pay all expenses and overhead incurred by it in connection with its activities under this Agreement.  The Sub-Adviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Sub-Adviser shall not be responsible for the Fund’s or the Manager’s expenses, which shall include, but not be limited to, the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund and any losses incurred in connection therewith, expenses of holding or carrying Sub-Adviser Assets, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings with respect to the Sub-Adviser Assets, organizational and offering expenses (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of the Sub-Adviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, Registration Statements, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund’s  portfolio securities; fees and expenses of non-interested Directors; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses of the Fund.  The Fund or the Manager, as the case may be, shall reimburse the Sub-Adviser for any expenses of the Fund or the Manager as may be reasonably incurred by such Sub-Adviser on behalf of the Fund or the Manager. The Sub-Adviser shall keep and supply to the Fund and the Manager reasonable records of all such expenses.

5.                                       Compensation.  For services provided pursuant to this Agreement, the Sub-Adviser is entitled to the fee listed for the Fund on Exhibit A hereto. Such fees will be computed weekly and paid no later than the twentieth (20th) business day following the end of each month, from the Manager, calculated at an annual rate based on the Sub-Adviser Assets’ average weekly Managed Assets.

For purposes of this calculation, “Managed Assets” shall mean total Sub-Adviser Assets, e.g. amount of net assets of the Fund plus the amount of any borrowings on such amount for investment purposes which are allocated to the Sub-Adviser for management.  If this Agreement shall be effective for only a portion of a month with respect to the Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund.

6.                                       Representations and Warranties of Sub-Adviser.  The Sub-Adviser represents and warrants to the Manager and the Fund as follows:

(a)                                  The Sub-Adviser is registered as an investment adviser under the Advisers Act;

(b)                                 The Sub-Adviser is registered as a Commodity Trading Advisor under the Commodity Exchange Act, as amended (the “CEA”), with the Commodity Futures Trading Commission (the “CFTC”), or is not required to file such registration;

(c)                                  The Sub-Adviser is a corporation duly organized and operating under the laws of the United Kingdom with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(d)                                 The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary actions of its directors or shareholders, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser; and

(e)                                  The Form ADV of the Sub-Adviser provided to the Manager and the Fund is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Manager, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

7.                                       Representations and Warranties of Manager.  The Manager represents and warrants to the Sub-Adviser as follows:

(a)                                  The Manager is registered as an investment adviser under the Advisers Act;

(b)                                 The Manager is registered as a Commodity Trading Advisor under the Commodity Exchange Act, as amended (the “CEA”), with the Commodity Futures Trading Commission (the “CFTC”), or is not required to file such registration;;

(c)                                  The Manager is a company duly organized and validly existing under the laws of Singapore with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(d)                                 The execution, delivery and performance by the Manager of this Agreement are within the Manager’s powers and have been duly authorized by all necessary action on the part of its directors or shareholders, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Manager for the execution, delivery and performance by the Manager of this Agreement, and the execution, delivery and performance by the Manager of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Manager’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Manager;

(e)                                  The Form ADV of the Manager provided to the Sub-Adviser and the Fund is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Manager, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(f)                                    The Manager acknowledges that it received a copy of the Sub-Adviser’s Form ADV prior to the execution of this Agreement; and

(g)                                 The Manager and the Fund have duly entered into the IMA pursuant to which the Manager may, at its expense, employ, consult, or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under the IMA.

8.                                       Representations and Warranties of the Fund.  The Fund represents and warrants to the Manager and the Sub-Adviser as follows:

(a)                                  The Fund is a corporation duly formed and validly existing under the laws of the State of Maryland with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(b)                                 The Fund is registered as an investment company under the 1940 Act and has elected to qualify and has qualified as a regulated investment company under the Code, and the Fund’s shares are registered under the Securities Act;

(c)                                  The execution, delivery and performance by the Fund of this Agreement are within the Fund’s powers and have been duly authorized by all necessary action on the part of the Fund and its Board of Directors, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Fund for the execution, delivery and performance by the Manager of this Agreement, and the execution, delivery and performance by the Fund of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Fund’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Fund; and

(d)                                 The Fund acknowledges that it received a copy of the Sub-Adviser’s Form ADV prior to the execution of this Agreement.

9.                                       Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Sub-Adviser, the Manager and the Fund pursuant to the recitals above and Sections 6, 7 and 8, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true or accurate in all material respects.

10.                                 Liability.

The Sub-Adviser shall exercise its best judgment in rendering its services in accordance with the terms of this Agreement, but otherwise, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser or a reckless disregard of its duties hereunder, the Sub-Adviser, each of its affiliates and all respective partners, officers, directors and employees (“Affiliates”) and each person, if any, who within the meaning of the Securities Act controls the Sub-Adviser (“Controlling Persons”) other than the Manager, if any, shall not be subject to any expenses or liability to the Manager, any other subadviser to the Fund or the Fund or any of its shareholders, in connection with the matters to which this Agreement relates, including without limitation for any losses that may be sustained in the purchase, holding or sale of Sub-Adviser Assets, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act).  The Manager shall exercise its best judgment in rendering its obligations in accordance with the terms of this Agreement, but otherwise (except as set forth in Section 10(c) below), in the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager or a reckless disregard of its duties hereunder, the Manager, any of its Affiliates and each of the Manager’s Controlling Persons, if any, shall not be subject to any liability to the Sub-Adviser, for any act or omission in the case of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Sub-Adviser Assets. Notwithstanding the foregoing, nothing herein shall relieve the Manager and the Sub-Adviser from any of their obligations under applicable law, including, without limitation, the federal and state securities laws and the CEA.

11.                                 Duration and Termination.

(a)                                  Duration. Unless sooner terminated, this Agreement shall continue until September 30, 2010, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by the Fund’s Board of Directors or a vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund; provided further that in either event its continuance also is approved by a majority of the Fund’s Directors who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)                                 Termination.  Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to the Fund, without payment of any penalty:

(i)                                     By vote of a majority of the Fund’s Board of Directors, or by “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act), or by the Manager, in each case, upon written notice to the Sub-Adviser;

(ii)                                  By any party hereto immediately upon written notice to the other parties in the event of a breach of any provision of this Agreement by either of the other parties; or

(iii)                               By the Sub-Adviser upon 90 days’ written notice to the Manager and the Fund.

This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the IMA.

12.                                 Duties of the Manager.  The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the IMA and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.  Nothing contained in this Agreement shall obligate the Manager to provide any funding or other support for the purpose of directly or indirectly promoting investments in the Fund.

13.                                 Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by:  (a) the Fund’s Board of Directors or by a vote of a majority of the outstanding voting securities of the Funds (as required by the 1940 Act), and (b) the vote of a majority of those Directors of the Fund who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

14.                                 Confidentiality.  Subject to the duties of the Manager, the Fund and the Sub-Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential and shall not disclose any and all information pertaining to the Fund and the actions of the Sub-Adviser, the Manager and the Fund in respect thereof; except to the extent:

(a)                                  Authorized.  The Manager or the Fund has authorized such disclosure;

(b)                                 Court or Regulatory Authority.  Disclosure of such information is expressly required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory authorities;

(c)                                  Publicly Known Without Breach.  Such information becomes known to the general public without a breach of this Agreement or a similar confidential disclosure agreement regarding such information;

(d)                                 Already Known.  Such information already was known by the party prior to the date hereof;

(e)                                  Received From Third Party.  Such information was or is hereafter rightfully received by the party from a third party (expressly excluding the Fund’s custodian, prime broker and administrator) without restriction on its disclosure and without breach of this Agreement or of a similar confidential disclosure agreement regarding them; or

(f)                                    Independently Developed.  The party independently developed such information.

15.                                 Notice.  Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a)                                  If to the Sub-Adviser:

Aberdeen Asset Management Investment Services Limited

One Bow Churchyard

Cheapside

London, United Kingdom

EC4M 9HH

Attention: Legal Department

Facsimile: 44-207-463-6001

(b)                                 If to the Manager:

Aberdeen Asset Management Asia Limited

21 Church Street

#01-01 Capital Square Two

Singapore, 049480

Attention: Legal Department

Facsimile: 65-65381002

(c)                                  If to the Fund:

Aberdeen Global Income Fund, Inc.

c/o Aberdeen Asset Management Inc., Administrator

5 Tower Bridge

300 Barr Harbor Drive

West Conshohocken, PA 19428

Attention: Legal Department

Facsimile: (866) 394-4146

16.                                                           Jurisdiction.  This Agreement shall be governed by and construed in accordance with substantive laws of the State of New York without reference to choice of law principles thereof and in accordance with the 1940 Act.  In the case of any conflict, the 1940 Act shall prevail.

17.                                                           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

18.                                                           Certain Definitions.  For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

19.                                                           Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

20.                                                           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

21.                                                           Entire Agreement.  This Agreement, together with all exhibits, attachments and appendices, contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

FUND:
ABERDEEN GLOBAL INCOME FUND, INC.

By:	/s/ Jennifer A. Nichols
Name:	Jennifer A. Nichols
Title:	Vice President

MANAGER:
ABERDEEN ASSET MANAGEMENT ASIA LIMITED

By:	/s/ Hugh Young	/s/ Chong Yoon Chou
Name:	Hugh Young	Chong Yoon Chou
Title:	Managing Director	Director

SUBADVISER:
ABERDEEN ASSET MANAGEMENT INVESTMENT SERVICES LIMITED

By:	/s/ Gary Marshall
Name:	Gary Marshall
Title:	Director

EXHIBIT A

FEES

SUB-ADVISORY AGREEMENT AMONG

 ABERDEEN GLOBAL INCOME FUND, INC., ABERDEEN ASSET MANAGEMENT ASIA LIMITED AND ABERDEEN ASSET MANAGEMENT INVESTMENT SERVICES LIMITED

For management services provided under this Sub-Advisory Agreement, the Sub-Adviser will receive an annual fee paid monthly based on average weekly Managed Assets of the Fund allocated to it according to the following schedule:

0.17% on first $200 million;

0.16% between $200 million and up to $500 million; and

0.15% in excess of $500 million